Exhibit 99.1

May 3, 2019

Trustees

Texas Pacific Land Trust.

1700 Pacific Avenue, Suite 2770

Dallas, TX 75201

Gentlemen:

If I should be elected as a Trustee of Texas Pacific Land Trust (the “Trust”) at the 2019 special meeting of shareholders, I hereby tender my resignation as a Trustee of the Trust effective on the third anniversary of such election.

Very truly yours,

/s/ Donald G. Cook
Donald G. Cook